                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                SONIC SOLUTIONS
- - --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                SONIC SOLUTIONS
- - --------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------
     * Set forth the amount on which the filing fee is calculated and state how it was determined.


[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:
- - -----

                                SONIC SOLUTIONS

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               SEPTEMBER 3, 1996

TO THE SHAREHOLDERS OF SONIC SOLUTIONS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Sonic Solutions, a California corporation (the "Company"), will be held on Tuesday, September 3, 1996 at 3:00 p.m., California time, at the Company's principal executive offices at 101 Rowland Way, Suite 110, Novato, California 94945 for the following purposes:

  1. To elect six directors to serve for the ensuing year and until their successors are elected.

  2. To approve an amendment to the Sonic Solutions Stock Option Plan increasing the number of shares reserved for issuance thereunder by 750,000 shares.

  3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  Only shareholders of record at the close of business on July 12, 1996 (the "Record Date") are entitled to notice of and to vote at the meeting and any adjournments thereof.

  All shareholders are cordially invited to attend the meeting in person. Any shareholder attending the meeting may vote in person even if such shareholder previously signed and returned a proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Mary C. Sauer
                                          Secretary

Novato, California
July 30, 1996

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER
                   TO ASSURE REPRESENTATION OF YOUR SHARES.

                                SONIC SOLUTIONS

                               ----------------

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

  The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of Sonic Solutions (the "Company") for use at the Company's Annual Meeting of Shareholders (the "Annual Meeting") to be held Tuesday, September 3, 1996 at 3:00 p.m., California time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's principal executive offices which are located at 101 Rowland Way, Suite 110, Novato, California 94945. The telephone number at that address is
(415) 893-8000.

  These proxy solicitation materials were mailed on or about July 30, 1996 to all shareholders entitled to vote at the Annual Meeting.

                INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARES OUTSTANDING

  Shareholders of record at the close of business on July 12, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 7,513,849 shares of the Company's common stock (the "Common Stock") were outstanding and entitled to vote at the meeting.

REVOCABILITY OF PROXIES

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

  Every shareholder voting for the election of directors may exercise cumulative voting rights and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than six candidates. However, no shareholder shall be entitled to cumulate votes unless the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of the intention to cumulate votes, and no votes may be cast in favor of a candidate unless the candidate's name has been placed in nomination prior to the voting. On all other matters each share is entitled to one vote on each proposal or item that comes before the Annual Meeting.

  The Company intends to include abstentions and broker non-votes as present or represented for purposes of establishing a quorum for the transaction of business. However, broker non-votes will not be counted for purposes of determining whether a proposal has been approved, while abstentions are counted as votes against a proposal.

  Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone or telegraph. No additional compensation will be paid for any such services. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by the Company. The Company will, upon request, reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of Common Stock.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

  The Bylaws of the Company provide for a Board consisting of not fewer than five nor more than seven directors. The size of the Board presently is set at six directors, and six directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees named below, all of whom are presently directors of the Company. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

  The name of and certain other information regarding each nominee is set forth in the table below.

                                                                             DIRECTOR
NAME OF NOMINEE          AGE POSITION WITH THE COMPANY                        SINCE
- - ---------------          --- -------------------------                       --------
Robert J. Doris.........  43 President, Chief Executive Officer and Director   1986
James A. Moorer.........  50 Senior Vice President                             1987
                             of Audio Development and Director
Mary C. Sauer...........  43 Senior Vice President of Business                 1986
                             Development, Secretary and Director
Michael C. Child........  41 Director                                          1993
Robert M. Greber........  57 Director                                          1993
Peter J. Marguglio......  49 Director                                          1986

  Mr. Doris is married to Ms. Sauer. There are no other family relationships between any director or executive officer of the Company.

  ROBERT J. DORIS. Mr. Doris founded Sonic Solutions in 1986 and has served as President, Chief Executive Officer and Director of the Company since that time. Prior to 1986 he was President of The Droid Works, a subsidiary of Lucasfilm Ltd., which produced computer-based video and digital audio systems for the film and television post-production and music recording industries. Prior to founding The Droid Works, Mr. Doris was a Vice President of Lucasfilm and General Manager of the Lucasfilm Computer Division. Mr. Doris received B.A., J.D. and M.B.A. degrees from Harvard University.

  JAMES A. MOORER. Dr. Moorer joined Sonic Solutions in 1987 and has served as a Vice President and Director of the Company since that time. Dr. Moorer became Senior Vice President of Audio Development in February 1993. Dr. Moorer was the principal developer of the NoNOISE and Sonic Systems. From 1986 to 1987, Dr. Moorer consulted for NeXT, Inc. on DSP software architecture for audio processing. From 1985 to 1986, he was the Chief Technical Officer at The Droid Works. From 1980 to 1985, he was the digital audio project leader at Lucasfilm, Ltd. Dr. Moorer holds a Ph.D. in Computer Science from Stanford University and S.B. degrees in Applied Mathematics and Electrical Engineering from MIT. In 1991, he won the Audio Engineering Society Bronze Award for lifetime achievement.

  MARY C. SAUER. Ms. Sauer founded Sonic Solutions in 1986 and has served as a Vice President and Director of the Company since that time. Ms. Sauer became Senior Vice President of Marketing and Sales in

February 1993. Prior to 1986, Ms. Sauer was Vice President of Marketing for The Droid Works, and prior to joining The Droid Works, Ms. Sauer was Director of Marketing for the Lucasfilm Computer Division. Ms. Sauer received an M.B.A. in Finance and Marketing from the Wharton School of the University of Pennsylvania and a B.F.A. from Washington University in St. Louis.

  MICHAEL C. CHILD. Mr. Child has served as a Director of the Company since August 1993. Mr. Child has been employed by TA Associates, a venture capital firm, or its predecessor, since 1982, has been a partner of affiliated venture funds since January 1986 and is currently a Managing Director of TA Associates, Inc. Mr. Child also serves on the Board of Directors of Artisoft, Inc. and Ultratech Stepper, Inc.

  ROBERT M. GREBER. Mr. Greber has served as a director of the Company since August 1993. Mr. Greber has served as president and Chief Operating Officer of The Pacific Stock Exchange since July 1990 and in January, 1996 he was elected Chairman and Chief Executive Officer. Prior to joining The Pacific Stock Exchange, he was from 1985 to 1987 President and Chief Executive Officer of Diagnostic Networks, Inc., a network of Magnetic Resonance Imaging Centers which was merged into NMR America in 1987. Prior to DNI, Mr. Greber was President and Chief Executive Officer of Lucasfilm Ltd. from 1981 to 1985 where, among other duties, he oversaw development of digital technologies for video, film, audio, and special effects and video games applications. Before joining Lucasfilm, Mr. Greber was associated with the firm of Merrill Lynch where he was Vice President and Manager of the Los Angeles Institutional Office. Mr. Greber holds a B.S. in Finance from Temple University.

  PETER J. MARGUGLIO. Mr. Marguglio has served as a Director of the Company since August 1986. Since January 1990, Mr. Marguglio has worked at Eatec Corporation, a software company located in Berkeley, California where he is now President. Prior to joining Eatec, Mr. Marguglio was President of Resource Marketing, Inc., an equipment leasing firm he founded in 1981. Mr. Marguglio holds a Mechanical Engineering degree from the University of Washington and an M.B.A. degree from Stanford University.

BOARD MEETINGS AND COMMITTEES

  The Board held a total of four meetings during the fiscal year ended March 31, 1996. All directors attended all Board meetings and all meetings of the committees if any, upon which they served.

  The audit committee of the Board currently consists of Mr. Child, Mr. Marguglio and Mr. Greber. The principal functions of the audit committee are to recommend engagement of the Company's independent auditors, to consult with the Company's auditors concerning the scope of the audit and to review with them the results of their examination, to review and approve any material accounting policy changes affecting the Company's operating results and to review the Company's financial control procedures and personnel. The audit committee held four meetings during the fiscal year ended March 31, 1996.

  The Board does not have a nominating committee or a compensation committee.

COMPENSATION OF DIRECTORS

  The Company does not pay fees to its directors for attendance at meetings. The Company does reimburse its directors for their out-of-pocket expenses incurred in the performance of their duties as directors of the Company. Directors of the Company who are not, and have not been during the preceding twelve months, employees, and who do not directly or indirectly own more than 5% of the Company's Common Stock, are eligible to receive options to purchase the Company's Common Stock in accordance with the Company's Nonemployee Directors Stock Option Plan.

                                  MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Common Stock as of July 12, 1996 (i) by each person who is known by the Company to own beneficially more than 5 percent of the Common Stock, (ii) by each of the Company's directors, (iii) by each of the Company's executive officers named in the Summary Compensation Table under the caption "Executive Compensation" below, and (iv) by all directors and executive officers as a group.

                                                       NUMBER OF   PERCENTAGE OF
                                                         SHARES       SHARES
                                                      BENEFICIALLY BENEFICIALLY
                        NAME                            OWNED(1)     OWNED(1)
                        ----                          ------------ -------------
Robert J. Doris......................................  1,294,223       17.2%
 c/o Sonic Solutions
 101 Rowland Way, Suite 110
 Novato, California 94945
James A. Moorer(2)...................................    677,471        9.0%
 c/o Sonic Solutions
 101 Rowland Way, Suite 110
 Novato, California 94945
Mary C. Sauer........................................    629,328        8.4%
 c/o Sonic Solutions
 101 Rowland Way, Suite 110
 Novato, California 94945
Entities Affiliated with TA Associates (3)...........    932,966       12.4%
 435 Tasso Street
 Palo Alto, California 94301
Peter J. Marguglio...................................    601,685        8.0%
Michael C. Child(4)..................................      1,618          *
Robert M. Greber(5)..................................     22,500          *
A. Clay Leighton(6)..................................     61,000          *
Kirk Paulsen(7)......................................     43,564          *
All directors and executive officers as a group(8)...  4,362,737       58.1%

- - --------
* Less than one percent.
(1) This table is based upon information supplied by directors, officers and principal shareholders. Applicable percentage ownership for each shareholder is based on 7,513,849 shares of Common Stock outstanding as of June 30, 1996 together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to the community property laws where applicable. Shares of Common Stock subject to options are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not treated as outstanding for computing the percentage ownership of any other person.
(2) Includes 7,140 shares owned by Mr. Moorer's wife individually and as trustee for their minor children.
(3) Includes 1,618 shares held by Mr. Child as described in footnote 4 below and 931,348 shares held by the following entities affiliated with TA
    Associates: Advent VI L.P. (528,254); Advent Atlantic and Pacific II L.P. (241,920); Advent New York L.P. (66,034); Advent Industrial II L.P. (87,217); and TA Venture Investors Limited Partnership (7,923).

(4) Excludes all but 1,618 shares described in footnote 3 above. Mr. Child, a director of the Company, is a general partner of TA Venture Investors Limited Partnership and a Managing Director of TA Associates, but disclaims beneficial ownership of all other shares beneficially owned by entities affiliated with TA Associates.
(5) All shares issuable upon exercise of options, 7,875 of which will be exercisable within 60 days of July 12, 1996, and 12,000 of which were granted pursuant to the Sonic Solutions Nonemployee Director Stock Option Plan.
(6) All shares issuable upon exercise of options, 43,686 of which will be exercisable within 60 days of July 12, 1996.
(7) All shares issuable upon exercise of options, 24,667 of which will be exercisable within 60 days of July 12, 1996.
(8) Includes 227,064 shares issuable upon exercise of options, 76,228 of which will be exercisable within 60 days of July 12, 1996.

EXECUTIVE COMPENSATION

  The following table sets forth the total compensation for the fiscal years ended March 31, 1996, 1995 and 1994 of the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company who served as executive officers at fiscal year end and who received salary and bonuses of $100,000 or more, as well as a former executive officer who would have been one of the four most highly compensated executive officers but did not serve at fiscal year end. None of the named executive officers earned any bonuses or compensation for the fiscal years other than as set forth in the table or received any restricted stock awards, stock appreciation rights or long-term incentive plan payouts.

                          SUMMARY COMPENSATION TABLE

                                                     ANNUAL         LONG-TERM
                                                  COMPENSATION     COMPENSATION
                                               ------------------- ------------
  NAME AND                       FISCAL YEAR
  PRINCIPAL POSITION           ENDED MARCH 31, SALARY($) BONUS ($) OPTIONS (#)
  ------------------           --------------- --------- --------- ------------
Robert J. Doris...............      1996       $165,000   $     0        --
 President, Chief Executive         1995       $142,500   $     0        --
  Officer
 and Director                       1994       $135,000   $     0     70,000(3)
Mary C. Sauer.................      1996       $135,000   $     0        --
 Senior Vice President,             1995       $127,500   $     0        --
 Business Development,              1994       $125,000   $40,000     70,000(3)
 Secretary and Director
James A. Moorer...............      1996       $135,000   $     0        --
 Senior Vice President,             1995       $127,500   $     0        --
 Audio Development                  1994       $125,000   $40,000     70,000(3)
 and Director
Kirk Paulsen(1)...............      1996       $104,046   $     0     20,000
 Vice President, Sales              1995       $134,110   $     0     10,000
                                    1994       $124,110   $55,000      7,000
A. Clay Leighton..............      1996       $107,000   $10,000     25,000
 Vice President, Finance            1995       $ 95,083   $ 8,208        --
 and Chief Financial Officer        1994       $ 85,203   $     0        --
Former Executive Officer
Michael J. Costello(2)........      1996       $108,034   $26,289     14,000
 Former Vice President              1995       $112,073   $10,165          0
 of Operations                      1994       $105,550   $14,250          0

- - --------
(1) Mr. Paulsen's salary includes $24,046, $57,443 and $58,381 in commissions paid for sales of the Company's products for the fiscal years ended March 31, 1996, 1995 and 1994, respectively.
(2) Mr. Costello resigned as Vice President of Operations in March, 1996.
(3) Options to purchase shares of Common Stock from other shareholders. See "Certain Relationships and Related Transactions."

  The following table sets forth certain information regarding grants of stock options made during the fiscal year ended March 31, 1996 to the executive officers named in the Summary Compensation Table. Since inception, the Company has not granted any stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                POTENTIAL REALIZABLE
                                       INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                                       -----------------                       ANNUAL RATES OF STOCK
                                          % OF TOTAL                             PRICE APPRECIATION
                                        OPTIONS GRANTED  EXERCISE                FOR OPTION TERM(5)
                            OPTIONS      TO EMPLOYEES      PRICE   EXPIRATION  -------------------------
  NAME                   GRANTED(#)(1)  IN FISCAL YEAR   ($/SH)(2)  DATE(3)      5%($)         10%($)
  ----                   ------------- ----------------- --------- ----------  ----------    -----------
Robert J. Doris.........         0             0%          $ --       --          --             --
Mary C. Sauer...........         0             0%          $ --       --          --             --
James A. Moorer.........         0             0%          $ --       --          --             --
Kirk Paulsen............    20,000             4%          $6.50    12/15/05   $   81,900    $   206,700
A. Clay Leighton........    25,000             5%          $6.00    11/21/05   $   94,500    $   238,500
Michael J. Costello(4)..    14,000             3%          $6.50      --   (6) $   57,330(6) $   144,690(6)

- - --------
(1) These options, granted under the Company's Stock Option Plan, vest over a period of four years at a rate of 25% one year from the date of grant and
    2.0833 percent per month thereafter.
(2) The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant, as determined by reference to the closing price of the Company's Common Stock on the Nasdaq National Market.
(3) These options are subject to earlier expiration in the event of the officer's termination of employment with the Company.
(4) Mr. Costello resigned as Vice President of Operations in March, 1996.
(5) Potential realizable value is based on an assumption that the fair market value of the stock on the date of grant appreciates at the stated rate, compounded annually, from the date of grant until the end of the option term. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation.
(6) These options expired 90 days after Mr. Costello left the Company.

  The table which follows provides information regarding the number and value of options exercised during the fiscal year ended March 31, 1996 and of unexercised options held by the named executive officers on March 31, 1996. Value is considered to be the difference between exercise price and the closing price of $6.875 per share of the Common Stock as quoted on the Nasdaq National Market on March 31, 1996.

                         FISCAL YEAR END OPTION VALUES

                                                         NUMBER OF           VALUE OF
                                                        SECURITIES         UNEXERCISED
                                                        UNDERLYING           IN-THE-
                                                    UNEXERCISED OPTIONS   MONEY OPTIONS
                           SHARES                   AT FISCAL YEAR END  AT FISCAL YEAR END
                         ACQUIRED ON     VALUE         EXERCISABLE/        EXERCISABLE/
  NAME                   EXERCISE(#) REALIZED($)(1)    UNEXERCISABLE     UNEXERCISABLE(2)
  ----                   ----------- -------------- ------------------- ------------------
Robert J. Doris.........   18,042       $202,973            0/0          $      0/0
Mary C. Sauer...........   18,042       $202,973            0/0          $      0/0
James A. Moorer.........   18,043       $202,984            0/0          $      0/0
Kirk Paulsen............   28,436       $277,785       16,104/27,460     $ 40,774/40,174
A. Clay Leighton........    2,500       $ 13,304       35,750/25,250     $151,815/66,080

- - --------
(1) Based on the difference between the aggregate exercise price of the options and the closing price of the Company Common Stock on the date of exercise.
(2) These values have not been, and may not be, realized, and are based on the positive spread between the respective exercise prices of the outstanding stock options and the closing price of the Company's Common Stock at March 31, 1996 ($6.875).

  The Company did not make any awards during the fiscal year ended March 31, 1995 to any of the executive officers named in the Summary Compensation Table under any long-term incentive plan providing compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, excluding the stock options set forth above.

REPORT OF THE BOARD REGARDING EXECUTIVE COMPENSATION

  The Board does not have a Compensation Committee. Accordingly, it is the responsibility of the entire Board to determine the most effective total executive compensation strategy, based upon the business needs of the Company and consistent with shareholders' interests, to administer the Company's executive compensation plans, programs and policies, to monitor corporate performance and its relationship to compensation of executive officers, and to take other appropriate actions concerning matters of executive compensation.

COMPENSATION PHILOSOPHY

  The Company was formed in 1986 as a private company and initially offered Common Stock to the public in February 1994. Four key goals form the basis for compensation decisions for all employees of the Company:

    1. To attract and retain the most highly qualified management and employee team;

    2. To pay competitively compared to similar audio and video software and hardware companies and to provide appropriate reward opportunities for achieving high levels of performance compared to similar organizations in the marketplace;

    3. To emphasize sustained performance by aligning rewards with shareholder interests; and

    4. To motivate executives and employees to achieve the Company's annual and long-term business goals and encourage behavior toward the fulfillment of those objectives.

  Equity participation and a strong alignment to shareholders' interests are key elements of the Company's executive compensation philosophy. As a result of this philosophy, the Company's executive compensation program consists of base salary, cash bonuses, incentive stock options and standard benefits.

  Base Salary and Cash Bonuses. The Board recognizes the importance of maintaining compensation practices and levels of compensation competitive with those offered by audio and video software and hardware companies in comparable stages of development. For external marketplace comparison purposes, a significant group of companies operating in our industry are utilized for determining competitive compensation levels.

  Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining base salaries at or somewhat below the competitive industry approximate median. Determination of base salary levels is established on an annual review of marketplace competitiveness with similar audio and video software and hardware companies, and on individual performance. Periodic increases in base salary relate to individual contributions evaluated against established objectives, relative marketplace competitiveness levels, length of service, and the industry's annual competitive pay practice movement.

  Cash bonuses are based primarily on the Company's financial performance for the year and also include an assessment of individual performance.

  Stock Options. The Board strongly believes that it is important for key employees who have significant responsibility for the management, growth, and future success of the company to have significant equity ownership interest in the Company and have the potential to gain financially from Company stock price increases. The interests of shareholders, executives and employees should thereby be closely aligned. The Board seeks to provide such ownership interest to executives and key employees, giving them the right to purchase shares of Common Stock of the Company in the future at a price equal to fair market value at the date of grant. The Company generally grants such stock options throughout the year.

  Under the Company's Stock Option Plan, shares of the Company's Common Stock may be purchased at the option price set by the Company. All grants must be exercised according to the provisions of the Company's Stock Option Plan. All outstanding options expire on the earlier of ten years after the date of grant or 90 days after termination of service with the Company. Administration of the Option Plan is by the Chief Executive Officer, except that to the extent required to comply with the disinterested persons requirements of Rule 16b-3 or any successor rule of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Board or a Committee of the Board will administer the Option Plan.

  Other Benefits. The Company's philosophy is to provide adequate health-and welfare-oriented benefits to executives and employees. The Company provides no other executive benefits.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER
  The Company's Chief Executive Officer, Mr. Doris, is also a founder of the Company with a significant equity interest. The Board seeks to compensate Mr. Doris primarily through base salary. In fiscal 1996, the company paid Mr. Doris a base salary of $165,000, which reflected less than a sixteen percent increase over his fiscal 1995 base salary. As discussed above, Mr. Doris did not receive a cash bonus in the fiscal year ended March 31, 1996. In establishing Mr. Doris' salary the Board considered the Company's past growth in revenue and profitability, the Company's experience in achieving product development goals, domestic and international sales and the Company's ability to develop the current management team. The total cash compensation paid to Mr. Doris in the fiscal year ended March 1996 is less than that paid to chief executive officers of the competitive industry comparative group; however, the Board believes that this compensation is appropriate in light of his equity interest.

SUMMARY

  The Board believes that the compensation of executives by the Company is appropriate and competitive with the compensation programs provided by other audio and video software and hardware companies with which the Company competes for executives and employees in light of the equity interests of the Company's founders. The Board believes its compensation strategy, principles, and practices result in a compensation program tied to shareholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company on behalf of the Company's shareholders.

  The Board of Directors

            -- Michael C. Child                          -- Peter J. Marguglio
            -- Robert J. Doris                           -- James A. Moorer
            -- Robert M. Greber                          -- Mary C. Sauer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Board does not have a Compensation Committee. Accordingly, the entire Board determines executive compensation. Robert J. Doris, James A. Moorer and Mary C. Sauer are directors and are the founders and principal executive officers of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In August 1993, the Company sold 165,448 shares of its Series A and 744,516 shares of its Series B Preferred Stock to investment funds affiliated with TA Associates and certain other investment funds for an aggregate of $5,500,000. Michael C. Child, a director of the Company, is a general partner of the general partner of these funds affiliated with TA Associates. Upon completion of the Company's initial public offering in February 1994, the Company redeemed the Series B Preferred Stock at a price of $4,500,000 and the Series A Preferred Stock automatically converted into an aggregate of 1,158,136 shares of Common Stock.

  In connection with the issuance of the Series A and Series B Preferred Stock, the purchasers of the Preferred Stock granted an option to Robert J. Doris, James A. Moorer and Mary C. Sauer, officers and directors of the Company, to purchase an aggregate of 210,000 shares of Common Stock from the purchasers at prices ranging from $7.12 per share for the first 70,000 shares, $9.50 per share for the next 35,000 shares, $11.87 per share for the next 35,000 shares, $14.25 per share for the next 35,000 shares and $16.62 per share for the last 35,000 shares. Mr. Doris, Mr. Moorer and Ms. Sauer each had the right to purchase up to a maximum of 70,000 shares pursuant to these options. Mr. Doris, Mr. Moorer and Ms. Sauer notified the purchasers in January 1995 of the exercise of these options on a "net exercise" basis, and the transaction was concluded in August 1995 with the purchase of an aggregate of 54,127 shares of Common Stock.

  Prior to August 1, 1993, the Company was treated as an S Corporation for tax purposes. As such, corporate income was taxable to the shareholders, rather than the Company for federal tax purposes. The Company declared and made distributions annually to the shareholders in an amount which permitted them to pay the taxes on the corporate income. During fiscal years ended 1992 and 1993, the Company made distributions of $351,608 and $314,939, respectively. During the fiscal year ended March 31, 1993, distributions aggregated $3,537,114 and included distributions of accumulated earnings upon which income taxes had been paid by the shareholders.

  The Company has adopted a policy that all transactions between the Company and its officers, directors, principal shareholders and affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested outside directors of the Board, and will be on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission and the National Association of Securities Dealers. Such officers, directors and ten percent shareholders are also required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms that they file.

  Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that, during the fiscal year ended March 31, 1996, there has been no failure by any of its officers, directors or 10 percent shareholders to file on a timely basis any reports required by Section 16(a).

STOCK PRICE PERFORMANCE GRAPH

                COMPARISON OF 25 MONTH CUMULATIVE TOTAL RETURN*
                    AMONG SONIC SOLUTIONS, THE S&P 500 INDEX
                   AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX







                                                      CUMULATIVE TOTAL RETURN
                                                     ----------------------------
                                                     2/10/94  3/94   3/95   3/96
                                                     -------- -----  -----  -----
   Sonic Solutions............................. SNIC     100    104    114     72
   S&P 500..................................... I500     100     93    108    142
   H&Q TECHNOLOGY.............................. IHQT     100     95    122    168

                                 PROPOSAL TWO

        APPROVAL OF AMENDMENT TO THE SONIC SOLUTIONS STOCK OPTION PLAN

            APPROVAL OF AMENDMENT TO THE COMPANY'S 1989 STOCK PLAN

BACKGROUND

  The Company's Board of Directors adopted the Sonic Solutions Stock Option Plan covering 840,000 shares of Common Stock (the "Plan") in February, 1989. The Board of Directors amended the Plan to increase the authorized number of shares from 840,000 to 1,340,000 in 1994. The purpose of this proposal is to obtain shareholder approval of the amendment to the Plan increasing the authorized number of shares covered by the Plan by 750,000 shares to 2,090,000.

APPROVAL OF THE AMENDMENT TO THE PLAN

  The Plan is intended to strengthen the Company by providing added incentive to directors, officers, employees and consultants of the Company for high levels of performance and for unusual efforts to increase the earnings of the Company through participation in the growth value of the Company's Common Stock. The Plan authorizes the granting to such persons of both options which are incentive stock options, within the meaning of the Internal Revenue Code ("ISOs"), and nonstatutory options to which Section 421 of the Code does not apply ("NQOs", and together with ISOs, "Options"). As of June 30, 1996, the Company had Options outstanding to purchase 1,019,274 shares under the Plan. Without approval of the amendment to the Plan increasing the number of shares covered by the Plan to 1,340,000, the Company would not have sufficient additional options available for future grants to employees. The Board of Directors believes that it would be in the best interests of the Company to adopt the amendment to the Plan.

DESCRIPTION OF THE PLAN

  The following is a general summary of the principal provisions of the Plan. Any shareholder who desires to review the actual text of the Plan may obtain copies by writing the Company's Secretary.

  The Plan provides for the granting to employees (including employees who are officers or directors) of ISOs and for the granting of NQOs to employees, nonemployee directors and consultants of the Company. The Plan is administered by the Company's Chief Executive Officer, except to the extent required to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Administrator") which determines the terms of options granted under the Plan, including the exercise price, the number of shares subject to the Option and the schedule pursuant to which such shares shall become exercisable. The exercise price of each ISO granted under the Plan must be at least equal to 100% of the fair market value of the underlying shares on the date of grant and the exercise price of each NQO must be at least equal to 85% of such fair market value. The maximum term of each Option is 10 years. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any ISO must be at least 110% of the fair market value of the Common Stock on the date of grant and the term may be no longer than five years. Under the terms of the Plan, no employee may receive ISOs which first become exercisable in any calendar year to purchase Common Stock with an aggregate fair market value in excess of $100,000 at the time of grant. Options may be exercised for three months after the recipient of an option ("Optionee") leaves the Company and, if the Optionee's employment is terminated by reason of death or disability, for one year after such termination, but in either case not beyond the original term of the Option. Options are not transferable or assignable except by the laws of descent and distribution. Each Option is exercisable, during the lifetime of the Optionee, only by the Optionee.

  At the time an Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee is required to make adequate provision for federal and state income tax withholding obligations of the Company, if any, resulting from the exercise. The exercise price of Options may be paid in cash or, in accordance with the provisions of the Plan, by delivery of an Optionee's full recourse promissory note or shares of Common Stock owned by the Optionee. In the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, the Board of Directors of the Company has the power with respect to outstanding Options to make arrangements for the substitution of new Options for such outstanding Options, for the assumption of such outstanding Options by the successor corporation, and for the acceleration of the expiration date and the ability to exercise such Options.

  The Plan expires in 1999, unless terminated earlier by the Board of Directors. The Board may at any time terminate or amend the Plan, provided that without approval of stockholders there may be no increase in the total number of shares covered by the Plan. In any case, no amendment may adversely affect any then outstanding Option or unexercised portion thereof without the Optionee's consent unless such amendment is required to enable the option to qualify as an ISO.

  The following table shows the number of options granted to the named individuals and listed groups under the Plan in fiscal 1996.

                                 PLAN BENEFITS

                                                                       NUMBER OF
   NAME                                                                 OPTIONS
   ----                                                                ---------
   Robert J. Doris,...................................................        0
    President, Chief Executive Officer and Director
   Mary C. Sauer,.....................................................        0
    Senior Vice President,
    Marketing and Sales
   James A. Moorer,...................................................        0
    Senior Vice President,
    Audio Development
   Kirk Paulsen,......................................................   20,000
    Vice President, Sales
   Michael J. Costello,...............................................   14,000
    Former Vice President, Operations
   A. Clay Leighton...................................................   25,000
   Executive Group....................................................  100,000
   Non-Executive Director Group(1)....................................        0
   Non-Executive Officer Employee Group(2)............................  331,500

- - --------
(1) Under the Plan, Nonemployee directors are not eligible to receive options.
(2) Includes 35,000 options which were granted and subsequently expired during fiscal 1996.

FEDERAL INCOME TAX CONSEQUENCES

  For a discussion of the federal income tax consequences of Options issued pursuant to the Plan, see "Federal Income Tax Consequences" below.

PROPOSAL; BOARD RECOMMENDATION

  Shareholders are being asked to approve the Amendment to the Plan. The affirmative votes of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for approval of the Amendment to the Plan. The Board recommends a vote "FOR APPROVAL" of the proposal.

FEDERAL INCOME TAX CONSEQUENCES

  THE FOLLOWING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON EXISTING STATUTES, REGULATIONS AND INTERPRETATIONS THEREOF. THE APPLICABLE RULES ARE COMPLEX, AND INCOME TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH PLAN PARTICIPANT. THIS PROXY STATEMENT DESCRIBES FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICABILITY, BUT DOES NOT PURPORT TO DESCRIBE PARTICULAR CONSEQUENCES TO EACH INDIVIDUAL PLAN PARTICIPANT OR FOREIGN, STATE OR LOCAL INCOME TAX CONSEQUENCES, WHICH MAY DIFFER FROM THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

INCENTIVE STOCK OPTIONS

  Award; Exercise. ISOs granted under the Plan are intended to constitute "incentive stock options" within the meaning of Section 422 of the Code. ISOs may be granted only to employees of the Company (including directors who are also employees). An Optionee does not recognize taxable income upon either the grant or exercise of an ISO. However, the excess of the fair market value of the shares purchased upon exercise over the option exercise price (the "Option Spread") is includible in the Optionee's "alternative minimum tax income" ("AMTI"), used to calculate the "alternative minimum tax". The Option Spread is measured on the date of exercise and is generally includible in AMTI in the year of exercise.

  Sale of ISO Shares. If an Optionee holds the shares for at least two years from the date the ISO was granted, and for at least one year from the date the ISO was exercised, any gain from a sale of the shares should be taxable as capital gain. Under these circumstances, the Company would not be entitled to a tax deduction at the time the ISO is exercised or at the time the stock is sold. If an Optionee disposes of stock acquired pursuant to an ISO before the end of the required holding periods (a "Disqualifying Disposition"), the amount by which the market value of the stock at the time the ISO was exercised exceeds the exercise price (or, if less, the amount of gain realized on the sale) would be taxable as ordinary income, and the Company should be entitled to a corresponding tax deduction. Gain in a Disqualifying Disposition, in excess of the amount required to be recognized as ordinary income, if any, would be capital gain.

  Exercise with Stock. If an Optionee pays for option shares with shares of the Company acquired under an ISO or other qualified stock option ("statutory stock option"), the tender of shares is a Disqualifying Disposition of the statutory option stock if the applicable holding periods respecting those shares have not been satisfied. If the holding periods with respect to the statutory option stock are satisfied, or the shares were not acquired under an ISO or other qualified stock option of the Company, then any appreciation in value of the surrendered shares is not taxed upon surrender.

NONQUALIFIED STOCK OPTIONS

  Award; Exercise. An Optionee is not taxable upon the award of a NQO. Federal income tax consequences upon exercise will depend upon whether the shares thereby acquired are subject to a "substantial risk of forfeiture." If the shares are not subject to a substantial risk of forfeiture, or if they are so restricted and the Optionee files a Section 83(b) Election with respect to the shares, the Optionee will have ordinary income at the time of exercise measured by the Option Spread on the exercise date. The Optionee's tax basis in the shares will be their fair market value on the date of exercise, and the holding period for purposes of determining whether capital gain or loss upon sale is long- or short-term also will begin on that date. If the shares are subject to a substantial risk of forfeiture and no Section 83(b) Election is filed, the Optionee will not be taxable upon exercise, but instead will have ordinary income, on the date the restrictions lapse, in an amount equal to the difference between the amount paid for the shares under the Option and their fair market value as of the date of lapse; in addition, the Optionee's holding period will begin on the date of lapse.

  Whether or not the shares are subject to a substantial risk of forfeiture, the amount of ordinary income taxable to an Optionee who was an employee at the time of grant constitutes "supplemental wages" subject to withholding of income and employment taxes by the Company, and the Company receives a corresponding income tax deduction.

  Sale of Option Shares. Upon sale, other than to the Company, of shares acquired under a NQO, an Optionee generally will recognize capital gain or loss to the extent of the difference between the sale price and the Optionee's tax basis in the shares, which will be long-term gain or loss if the employee's holding period in the shares is more than one year. If stock is sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares, which could be taxable as a dividend unless the redemption is "not necessarily equivalent to a dividend" within the meaning of the Code.

  Exercise with Stock. If an Optionee tenders Common Stock (other than statutory option stock -- see above) to pay all or part of the exercise price of a NQO, the Optionee will not have a taxable gain or deductible loss on the surrendered shares. Instead, shares acquired upon exercise that are equal in value to the fair market value of the shares surrendered in payment are treated as if they had been substituted for the surrendered shares, taking as their basis and holding period the basis and holding period that the Optionee had in the surrendered shares. The additional shares are treated as newly acquired with a zero basis.

  If the surrendered shares are statutory option stock as described above under "Incentive Stock Options", with respect to which the applicable holding period requirements for favorable income tax treatment have not expired, then the newly acquired shares substituted for the statutory option shares should remain subject to the federal income tax rules governing the surrendered shares, but the surrender should not constitute a "disqualifying disposition" of the surrendered stock.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board has selected KPMG Peat Marwick as independent public accountants to audit the financial statements of the Company for the 1997 fiscal year. KPMG Peat Marwick has acted as the Company's auditors since March 31, 1993. Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. The representatives of KPMG Peat Marwick also will be available to respond to questions raised during the meeting.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders of the Company which are intended to be presented at the Company's 1997 annual meeting of shareholders must be received by the Secretary of the Company no later than March 30, 1997 in order to be included in the proxy soliciting material relating to that meeting.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board may recommend.

                                          THE BOARD OF DIRECTORS

Dated: July 30, 1996

                                SONIC SOLUTIONS
PROXY                                                                      PROXY
                       THIS PROXY IS SOLICITED ON BEHALF
                           OF THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) Robert J. Doris and A. Clay Leighton, or either of them, each with full power of substitution, the lawful attorneys and proxies of the undersigned to vote as designated below, and, in their discretion, upon such other business as may properly be presented to the meeting, all of the shares of SONIC SOLUTIONS which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders to be held on September 3, 1996, and at any adjournments or postponements thereof.

      1.  To elect as directors MICHAEL C. CHILD, ROBERT J. DORIS,
ROBERT M. GREBER, PETER J. MARGUGLIO, JAMES A. MOORER, AND MARY C. SAUER:

     [_]  FOR all nominees listed (except as indicated below)

     [_]  WITHHOLD AUTHORITY to vote (as to all nominees)

     To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below:


            _______________________________________________________


      2. To approve an amendment to the Sonic Solutions Stock Option Plan increasing the number of shares reserved for issuance thereunder by 750,000 shares.

                     [_]  FOR   [_]  AGAINST  [_]  ABSTAIN


     This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES OR PROPOSALS LISTED ABOVE. The proxy holders in their discretion may cumulate votes for the election of directors. This proxy may be revoked at any time prior to the time it is voted by any means described in the accompanying Proxy Statement.

                              _______________________________
                                       (Signature)

                              _______________________________
                                       (Signature)

                              Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing if not signing as an individual.

                              Dated:  _______________, 1996


PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES.